Alternative Technology Resources, Inc.
629 J Street
Sacramento, CA 95814
Phone (916) 231-0400
Fax (916) 231-0430
Contact: W. Robert Keen
Alternative Technology Resources, Inc.
Phone  (916) 231-0401
Fax (916) 231-0430


Alternative Technology Resources, Inc. (OTCBB: ATEK)

Alternative Technology Resources Closes $10 Million in Private Placement

Sacramento, August 29, 2000: Alternative Technology Resources, Inc. (ATR), announced today that it has completed the sale of $10,000,000 of its common stock at the price of $3.00 per share in a private placement. The Company's DoctorandPatient division will use the proceeds from the private placement to develop an Internet-based exchange intended to link medical providers with purchasers of medical services.

The common stock issued in the private placement has not been registered with the SEC and may not be offered or resold in the United States without registration or an exemption from registration.






o    For Release August 29, 2000